Exhibit 10.9

AGREEMENT TO PARTICIPATE IN THE

FACET BIOTECH CORPORATION

RETENTION AND SEVERANCE PLAN

Effective December 18, 2008

In consideration of the benefits provided by the Facet Biotech Corporation Retention and Severance Plan (the “Plan”), the undersigned employee of Facet Biotech Corporation (the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions, subject to the modification of Section 6.1 thereof, titled “Federal Excise Tax Under Section 4999 of the Code,” set forth in Appendix A attached hereto.  All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.

The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan.  The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 13 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in an employment agreement between a member of the Company Group and the undersigned, the employment relationship between the undersigned and the Company Group is an “at-will” relationship.

Executed on December 18, 2008.

Participant	Facet Biotech Corporation

/s/ Faheem Hasnain	By:	/s/ Francis Sarena
Faheem Hasnain

Address:	Name:	Francis Sarena

[***]
	Title:	Vice President, General Counsel and Secretary

APPENDIX A

TO

AGREEMENT TO PARTICIPATE IN THE

FACET BIOTECH CORPORATION

RETENTION AND SEVERANCE PLAN

OF

FAHEEM HASNAIN

For all purposes of the participation of Faheem Hasnain in the Facet Biotech Corporation Retention and Severance Plan (the “Plan”), Section 6.1 of the Plan shall be deemed to read as follows:

6.1           Federal Excise Tax Under Section 4999 of the Code.

(a)           Additional Payment.  In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise payable to the Participant (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Participant within ninety (90) days following the date on which the Participant remits the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant from the Payments and the Gross-Up Payment, after deduction of (a) any Excise Tax on the Payments, (b) any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment and (c) any interest, penalties or additions to tax payable by the Participant with respect thereto, shall be equal to the Payments.  Notwithstanding the foregoing, if the Payments that would otherwise be subject to the Excise Tax do not exceed the greatest amount of Payments that could be paid to the Participant without giving rise to the Excise Tax (the “Reduced Amount”) by more than an amount equal to the lesser of $100,000 or five percent of the Payments, then no Gross-Up Payment shall be payable to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)           Determination of Amounts.

(1)           Determination by Accountants.  All computations and determinations called for by this Section 6.1 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants selected by the Company and reasonably acceptable to the Participant (the “Accountants”).  For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations.  The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

(2)           Determination of Applicability of Reduced Amount.  For purposes of determining whether the Payments will be reduced to the Reduced Amount, any payments or benefits received or to be received by the Participant in connection with transactions contemplated by a Change in Control event or the Participant’s termination of employment

(whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision (“Section 280G”), and all “excess parachute payments” within the meaning of Section 280G shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of the Accountants, such payments or benefits otherwise constituting excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Section 280G, or are otherwise not subject to the Excise Tax.

(c)           Notice and Contest of Claim.

(1)           The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than sixty (60) calendar days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Participant;

(iii)          cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(2)           The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by the Company without the Participant’s consent if such position or resolution could reasonably be expected to adversely affect the Participant (including any other tax position of the Participant unrelated to the matters covered hereby).

(3)           Except for amounts to be advanced by the Company in accordance with this Section 6.1(c), all payments required to be made by the Company to the Participant pursuant to this Section 6.1(c) shall be made prior to the end of the Participant’s taxable year following the Participant’s taxable year in which the taxes which are the subject of the claim are remitted by the Participant to the taxing authority, or where no taxes are required to be remitted, the end of the Participant’s taxable year following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(d)           Adjustments.

(1)           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Participant to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(2)           In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by the Participant with respect to such excess) within ninety (90) days following the date on which the Participant remits such additional Excise Tax.

(3)           In the event that it is subsequently determined that, notwithstanding the Accountants’ good faith determination of the Reduced Amount pursuant to Section 6.1(b), if applicable, the aggregate “parachute payments” within the meaning of Section 280G paid to the Participant are in an amount that would result in any portion of such parachute payments not being deductible by reason of Section 280G, then the Participant shall pay to the Company an amount equal to the sum of (1) the excess of the aggregate parachute payments paid to the Participant over the aggregate parachute payments that could have been paid to the Participant without any portion of such parachute payments not being deductible by reason of Section 280G; and (2) interest on the amount determined pursuant to clause (1) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the Participant’s receipt of such excess until the date of such payment.  Notwithstanding the foregoing, if the aggregate reduction in Payments resulting from the initial application of Section 6.1(a) and the subsequent application of this Section 6.1(d)(3) would exceed the lesser of $100,000 or five percent of the Payments, then this Section 6.1(d)(3) shall not apply, and the Company shall direct the Accountants to compute and shall pay the Gross-Up Payment in accordance with the provisions of Section 6.1(a).